                                                                     EXHIBIT 2.1
                                                                  EXECUTION COPY



                           SHARE PURCHASE AGREEMENT

                          DATED AS OF OCTOBER 1, 1998


                                     AMONG


                               PSINET JAPAN INC.

                          TOKYO INTERNET  CORPORATION

                                      AND

                                SECOM CO., LTD.



                           KELLEY DRYE & WARREN LLP

                            NEW YORK AND HONG KONG

                               TABLE OF CONTENTS
                               -----------------

                                                                                             Page
1.    Purchase and Sale of the Company Shares..............................................   1
      1.1.  Purchase and Sale of the Company Shares........................................   1
      1.2.  Consideration..................................................................   1
      1.3.  PSINet Guarantee...............................................................   2

2.    Closing..............................................................................   2

3.    Documents To Be Delivered at the Closing.............................................   2
      3.1.  Documents To Be Delivered to the Buyer by the Company and the Seller...........   2
      3.2.  Documents To Be Delivered to the Company and the Seller by the Buyer...........   5
      3.3.  Meetings to be Convened prior to the Closing...................................   6

4.    Representations and Warranties by the Company and the Seller.........................   6
      4.1.  Ownership; Transfer of the Company Shares......................................   6
      4.2.  Authority......................................................................   6
      4.3.  Approvals......................................................................   7
      4.4.  No Brokers.....................................................................   7
      4.5.  Organization, Etc..............................................................   7
      4.6.  Capital Stock..................................................................   7
      4.7.  Subsidiaries...................................................................   7
      4.8.  Financial Statements...........................................................   8
      4.9.  Absence of Certain Changes.....................................................   8
      4.10. Tax Returns, Taxes.............................................................   9
      4.11. Non-Contravention..............................................................   10
      4.12. Title to and Condition of the Assets of the Company............................   10
      4.13. Litigation.....................................................................   11
      4.14. Employee Benefit Plans and Other Arrangements..................................   12
      4.15. Contracts......................................................................   12
      4.16. Insurance......................................................................   13
      4.17. Trademarks, Etc................................................................   13
      4.18. Transactions with Interested Persons...........................................   14
      4.19. Compliance with Laws, etc......................................................   14
      4.20. No Undisclosed Liabilities, Etc................................................   14
      4.21. Environmental Matters..........................................................   15
      4.22. Governmental Authorizations and Regulations....................................   15
      4.23. Accounting Practices...........................................................   15
      4.24. Minute Books...................................................................   16
      4.25. Employee Matters...............................................................   16
      4.26. Year 2000 Compliance...........................................................   16
      4.27. Banks, Powers of Attorney......................................................   16
      4.28. No Restrictions on Execution...................................................   16
      4.29. No Commission Payment..........................................................   16

      4.30.  Confidentiality Agreement.....................................................  17
      4.31.  Disclosure....................................................................  17
      4.32.  Solvency......................................................................  17
      4.33.  No Known Predecessor Company Liability........................................  17

5.    Representations and Warranties of the Buyer to the Company and the Seller............  17
      5.1.   Authority for Agreements......................................................  17
      5.2.   Non-Contravention.............................................................  18
      5.3.   Approvals.....................................................................  18
      5.4.   No Brokers....................................................................  18
      5.5.   Organization..................................................................  18

6.    Covenants of the Company and the Seller..............................................  18
      6.1    Access, Information and Documents.............................................  18
      6.2.   Conduct of Business Pending Closing...........................................  19
      6.3.   Consents and Approvals........................................................  20
      6.4.   Public Disclosures; Confidential Material.....................................  20
      6.5.   Liability for Taxes...........................................................  21
      6.6.   Non-Competition...............................................................  21
      6.7    Migration of Existing Competing Business......................................  22
      6.8.   Consents to Leases, Contracts.................................................  22
      6.9.   Closing Balance Sheet.........................................................  22
      6.10.  Preparation of Certain Financial Statements...................................  22
      6.11.  Further Assurances............................................................  23
      6.12.  Broker's Fees.................................................................  23
      6.13.  Share Purchases by the Seller.................................................  23
      6.14.  Consulting Agreements.........................................................  23
      6.15.  Services Agreements...........................................................  23
      6.16.  Execution of Transaction Documents............................................  23

 7.   Covenants of the Buyer...............................................................  23
      7.1.   Consents and Approvals........................................................  23
      7.2.   Further Assurances............................................................  24
      7.3.   Repayment of Seller's Loans...................................................  24
      7.4.   Collection of Accounts Receivable.............................................  24
      7.5.   Public Disclosures; Confidential Material.....................................  24
      7.6.   Retirement Benefit Payment....................................................  24

8.    Conditions Precedent to the Seller's Obligation to Sell the Company Shares...........  24
      8.1.   The Buyer's Performance.......................................................  24
      8.2.   Consents and Approvals........................................................  24
      8.3.   No Legal Impediment...........................................................  25

9.    Conditions Precedent to the Buyer's Obligation to Purchase the Company Shares........  25
      9.1.   The Company's and the Seller's Performance....................................  25

     9.2.   Consents and Approvals.........................................................  25
     9.3.   No Legal Impediment............................................................  25
     9.4.   Physical Properties............................................................  25
     9.5.   Due Diligence..................................................................  25

10.  Termination...........................................................................  26
     10.1.  Termination by the Buyer.......................................................  26
     10.2.  Termination by the Company or the Seller.......................................  26
     10.3.  Effect of Termination..........................................................  26

11.  Indemnification.......................................................................  26
     11.1.  Indemnification of the Buyer and the Company...................................  26
     11.2.  Indemnification of the Seller..................................................  26
     11.3.  Limitation on Indemnification..................................................  27
     11.4.  Set-Off Right of Buyer.........................................................  27
     11.5.  Survival of Representations, Warranties, Covenants and Indemnification.........  27
     11.6.  Seller's Waiver of Subrogation, Contribution and Indemnification Claims........  28
     11.7.  General Waiver of Claims.......................................................  28

12.  Miscellaneous.........................................................................  28
     12.1.  Complete Agreement; Amendments; Waivers........................................  28
     12.2.  Language and Counterparts......................................................  28
     12.3.  Successors and Assigns.........................................................  29
     12.4.  Governing Law; Arbitration.....................................................  29
     12.5.  Notices........................................................................  29
     12.6.  Expenses.......................................................................  31
     12.7.  Headings; Form of Words........................................................  31
     12.8.  Severability...................................................................  31
     12.9   Materiality of Representations and Warranties..................................  31

                                   Exhibits
                                   --------

Exhibit A    The Consulting Agreement
Exhibit B-1  The Services Agreement (SECOM Co., Ltd.)
Exhibit B-2  The Services Agreement (SECOM LINES K.K.)

                                   Schedules
                                   ---------

4.7   Subsidiaries
4.8   Financial Statements
4.9   Absence of Certain Changes
4.10  Tax Returns, Taxes
4.12  Title to and Condition of the Assets of the Company
4.14  Employee Benefit Plans and Other Arrangements

4.15  Contracts
4.16  Insurance
4.17  Trademarks
4.20  No Undisclosed Liabilities
4.22  Governmental Authorizations and Regulations
4.26  Year 2000 Compliance
4.27  Banks, Power of Attorney
6.7   Migration of Existing Competing Business
7.3   Repayment of Seller's Loan
11.3  Special Indemnities

                                 SHARE PURCHASE AGREEMENT
                                 ------------------------


          SHARE PURCHASE AGREEMENT (the "Agreement") dated as of the 1st day of October, 1998 by and among PSINet Japan Inc., a Japanese Kabushiki Kaisha (the "Buyer"), Tokyo Internet Corporation , a Japanese Kabushiki Kaisha (the "Company") and SECOM Co., Ltd., a Japanese Kabushiki Kaisha (the "Seller").

          WHEREAS, the Seller is the sole shareholder of the Company, collectively owning 24,090 issued and outstanding ordinary shares, par value
(Yen) 50,000 per share, of the Company representing 100% of the issued and outstanding share capital of the Company.

          WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, 100% of the issued and outstanding share capital of the Company, all upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements, representations, and warranties herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.     Purchase and Sale of the Company Shares
                 ---------------------------------------

          1.1.  Purchase and Sale of the Company Shares.  Upon the terms and
                ---------------------------------------
provisions of this Agreement, the Buyer agrees to purchase and accept delivery from the Seller, and the Seller agrees to sell, assign, transfer, and deliver to the Buyer, at the Closing provided for in Section 2 hereof, 24,090 ordinary shares, par value (Yen) 50,000 per share, constituting 100% of the issued and outstanding share capital of the Company (the "Company Shares"), free and clear of all liens, claims, charges, restrictions, equities, rights, options, adverse interests, litigation, or encumbrances of any kind (collectively, "Liens") together with all rights now and hereafter attaching or accruing thereto.

          1.2.  Consideration.  The aggregate purchase price (the "Purchase
                -------------
Price") for the Company Shares shall be U.S. One Hundred Thirty One Million Dollars (US$ 131,000,000.00). The Purchase Price will be paid by the Buyer to the Seller as follows:

                (a) At the Closing, the Buyer shall pay to the Seller 80% of the Purchase Price (the "Closing Payment"). The Closing Payment will be made to the Seller via wire transfer to an account of the Seller with The Bank of Tokyo-Mitsubishi, Ltd., Shinjuku Shintoshin Branch (Account Number:
     0049666) (the "Wire Transfer").

                (b) The remaining 20% of the Purchase Price (the "Escrow Portion"), shall be retained by the Buyer (and bear interest at the standard United States money market rate earned by PSINet Inc., a New York corporation ("PSINet"), for overnight deposits) as security for the accuracy and performance of the Seller's representations, warranties, covenants and agreements made in this Agreement and any document delivered hereunder or in connection herewith until twenty-four (24) months from the date of the Closing. The Escrow Portion will be subject to application by the Buyer pursuant to the provisions of Section 11.4 hereof. The Seller hereby grants the Buyer a security interest in the Escrow Portion to secure its obligations to the Buyer under the provisions of Section 11.1 hereof.


          1.3  PSINet Guarantee.  By its execution of this Agreement in the
               ----------------
space provided at the end hereof, PSINet hereby (A) guarantees the payment and performance by the Buyer of its obligations under Section 1.2(b) above with respect to the Escrow Portion in the event of a failure by the Buyer to first perform its obligations hereunder after written notice has been given to the Buyer by the Seller of such failure (the "PSI Guarantee"), subject to all of the same rights as the Buyer has including, without limitation, pursuant to Section
11.4 hereof, or under applicable law, and (B) represents and warrants to the Company and the Seller that: (i) it has the power and authority to enter into and perform the PSI Guarantee; (ii) all corporate action required in order to approve the execution, delivery and performance of the PSI Guarantee has been taken; and (iii) the PSI Guarantee is binding upon and enforceable against PSINet in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws of general application affecting the rights of creditors and applicable laws, regulations and principles of equity which may restrict the enforcement of certain equitable remedies.


          2.    Closing.  The closing of the purchase and sale of the Company
                -------
Shares (the "Closing") will take place at the offices of White & Case/Kandabashi Law Offices located at Kandabashi Park Building, 19-1, Kanda-Nishikicho 1-Chome, Chiyoda-ku, Tokyo 101-0054, Japan (or at such other place as the parties may mutually agree) at 10:00 a.m. on October 1, 1998 or at such other time and on such date as the parties may mutually agree. The date and time of the Closing are referred to herein as the "Closing Date."

          3.    Documents To Be Delivered at the Closing.
                ----------------------------------------

          3.1.  Documents To Be Delivered to the Buyer by the Company and the
                -------------------------------------------------------------
Seller.  At the Closing, the Company and the Seller will deliver to the Buyer:
------

                (a) Against confirmation of the Wire Transfer, the Seller will deliver to the Buyer certificates for the Company Shares;

                (b) Certificates, in form and substance reasonably acceptable to the Buyer (the "Seller Certificates"), signed and sealed by the respective Presidents of the Company and the Seller, dated the Closing Date, accompanied by certificates of the status (Shikaku Shomei) and registered seals of the respective Presidents (Inkan Shomei) confirming the authority of the President of the Company and the President of the Seller, respectively, to seal the Seller Certificates, and certifying and confirming that: (i) attached thereto are true and complete copies of the Articles of Incorporation of the Company or the Seller, as the case may be, as in effect as of the Closing Date; (ii) attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company or the Seller, as the case may be, authorizing the execution, delivery, and performance of this Agreement (by the Company or the Seller, as the case may be) and, in the case of the Company, attached thereto is a true and complete copy of the resolutions duly adopted by the meeting of the shareholders of the Company approving the matters set forth in Section 3.3(b) hereof; (iii) in the case of the Company, attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company approving the transfer of the Company Shares from the Seller to the Buyer; (iv) such resolutions have not been modified, rescinded or amended and are in full force and effect; (v) attached thereto is a true and complete copy of the Commercial Register of the Company or the Seller, as the case may be, as amended and as in effect as of September 22, 1998 (except that (x) the resignation of Messrs. Yoichi Tao, Toshihiro Kiriono, Masashi Shigemori from their respective offices of Directors and Messrs. Koji Kato, Masamitsu Matsudaira and Shozaburo Ishida from their respective offices of Statutory Auditors and the election of Messrs. William L. Schrader, David N. Kunkel and Vincent Gebes as Directors and Messrs. Tadashi Hashimoto, Emory Donelson and Mitsuru Doi as Statutory Auditors have not been registered in the Commercial Register of the Company and (y) the increases in the amount of share capital of the Seller from
     (Yen)65,575,440,785 to (Yen)65,689,463,435 and the total number of shares issued and outstanding from 116,335,924 shares to 116,383,974 shares and the decrease of the outstanding amount of the 4th Series convertible bonds from (Yen)308,000,000 to (Yen)80,000,000, all resulting from the conversion of the 4th Series convertible bonds), there being no change in the matters registered in the Commercial Register of the Company or the Seller appearing in the aforesaid copy thereof; and (vi) except as shall be specifically set forth on an exhibit attached to such Seller Certificates,
     (x) the Seller's and the Company's representations and warranties made hereunder remain true and correct on and as of the Closing Date, as if such representations and warranties had been made on that date, and (y) the Company and the Seller have performed in all material respects the terms, provisions, covenants and conditions required to be performed by them hereunder at or before the Closing.

               (c) Resignations of each of the directors and statutory auditors of the Company with a written acknowledgment from each that (except as set out in such acknowledgment) he has no claim whatsoever against the Company (or its shareholders) whether in respect of compensation or damages or the payment of any other sum or sums for loss of office or otherwise;

               (d) All of the Company's seals of representative directors, common seals, contracts, books, records, and other data and materials relating to the Company's operations, including the Company's minute and share books;

               (e) A consulting agreement between the Company and the Seller with respect to the consulting service to be provided by Masashi Shigemori substantially in the form attached hereto as EXHIBIT A (the "Consulting Agreement"), executed by the Seller;

               (f) Services agreements between the Seller group companies and the Company, substantially in the forms attached hereto as EXHIBITS B-1 and B-2 (the "Services Agreements"), executed by the relevant Seller group companies;

               (g) The employee list and the list of Seconded Employees referred to in Section 4.25 hereof;

               (h) A true, correct and complete copy of the Company's work rules;

               (i) An unaudited balance sheet of the Company dated no earlier than twelve (12) days prior to the Closing Date (the "Closing Balance Sheet") which shall be prepared in accordance with Japanese generally accepted accounting principles;

               (j) Any and all bank passbooks, cards and records of the Company, unissued promissory notes, checks and similar banking and financial documents, together with the Company's corporate seal and other seals or chops (registered or otherwise) used in general corporate activities and transactions with banks and other financial institutions;

               (k) Stock certificates or other documents which evidence the Company's equity ownership of other companies, institutions or other entities;

               (l) Shareholders Registry Book evidencing the change of the Shareholder's name appearing therein so as to replace the Seller's name with the Buyer's name as certified by the representative director of the Company;

               (m) True and correct copies of all contracts, agreements or similar documentation (the "Documentation") related to any purchase by the Seller of shares of the Company from its minority shareholders (the "Minority Shareholders"), such Documentation to state the actual dates of the Seller's purchase of such shares and the correct amounts that the Seller agrees to pay to the Minority Shareholders (such purchases shall be collectively referred to as the "Minority Share Purchase");

               (n) An opinion letter addressed to the Buyer and dated the Closing Date from Tsunematsu Yanase & Sekine, counsel to the Company and the Seller, in form and substance satisfactory to the Buyer;

               (o) A notice, in form and substance acceptable to the Buyer, from the Seller to the Company terminating the use by the Company of the Seller's logo (the "Termination Notice");

               (p) A letter from Tsunematsu Yanase & Sekine, counsel to the Company and the Seller, confirming that it has no claim for fees or charges against the Company or the Buyer for its work related to the transactions contemplated by this Agreement;

               (q) A letter from Price Waterhouse, independent auditors to the Company, confirming that it has no claim for fees or charges against the Company for its work related to (i) the transactions contemplated by this Agreement or (ii) the Company Financial Statements (as defined below); and

               (r) Such other certificates and documents as the Buyer or its counsel may reasonably request.

          3.2. Documents To Be Delivered to the Company and the Seller by the
               --------------------------------------------------------------
Buyer.  At the Closing, the Buyer will deliver to the Company and the Seller, as
-----
applicable, the following:

               (a) The Buyer will, against receipt of share certificates for the Company Shares in accordance with Section 3.1(a) above, have completed the Wire Transfer to the Seller as of the Closing Date in accordance with
     Section 1.2(a) hereof;

               (b) A wire transfer to an account of the Seller with The Bank of Tokyo-Mitsubishi, Ltd., Shinjuku Shintoshin Branch (Account Number:
     4335509) for (Yen)899,000,000, in full and final repayment and satisfaction of those certain loans of the Company each as identified and set forth in
     SCHEDULE 7.3;

               (c) A wire transfer to an account of the Seller with The Bank of Tokyo-Mitsubishi, Ltd., Shinjuku Shintoshin Branch (Account Number:
     4335509) for (Yen)1,688,847 in full repayment of the retirement benefit for certain employees of the Seller working at the Company ("Seconded Employees") as set forth in SCHEDULE 4.14 hereto;

               (d) A bank cashier's check for (Yen)40,004,700 in the payment of retirement allowance to Mr. Yoichi Tao, together with a payment record of withholding tax on such retirement allowance;

               (e) A bank cashier's check for (Yen)25,003,300 in the payment of retirement allowance to Mr. Toshihiro Kirino, together with a payment record of withholding tax on such retirement allowance;

               (f) A bank cashier's check for (Yen)7,482,000 in the payment of retirement allowance to Mr. Toru Takahashi, together with a payment record of withholding tax on such retirement allowance;

               (g) A bank cashier's check for (Yen)1,971,200 in the payment of retirement allowance to Mr. Tatsuya Nakajima, together with a payment record of withholding tax on such retirement allowance;

               (h) An opinion letter addressed to the Seller and dated the Closing Date from the Japanese counsel to the Buyer in form and substance satisfactory to the Seller;

               (i)  The Consulting Agreement, executed by the Company;

               (j)  The Services Agreements, executed by the Company; and

               (k) Such other certificates and documents as the Seller or its counsel may reasonably request.

          3.3. Meetings to be Convened prior to the Closing.
               --------------------------------------------

               (a) On September 30, 1998, the Board of Directors of the Company shall hold a meeting at which the transfer of the Company Shares to the Buyer shall be approved in accordance with Section 8 of the Articles of Incorporation.

               (b) Immediately before the Closing, the meeting of the shareholders of the Company shall be held at which (i) there shall be submitted and accepted the resignation of directors and statutory auditors referred to in Section 3.1 (c), and (ii) such persons as the Buyer may nominate shall be elected as directors and statutory auditors of the Company.

          4.   Representations and Warranties by the Company and the Seller.
               ------------------------------------------------------------
Each of the Company and the Seller, jointly and severally, represents and warrants to the Buyer that, as of the date of this Agreement and as of the Closing Date:

          4.1. Ownership; Transfer of the Company Shares.  The Company Shares
               -----------------------------------------
are duly authorized, validly issued, fully paid and non-assessable. The Seller owns the Company Shares free and clear of all Liens. The Seller has (subject to the approval of the Board of Directors of the Company referred to in Section 3.3(a) hereof) the right, power, and authority to sell all of the Company Shares as provided herein, and upon such sale, the Buyer will receive good and valid title to all of the Company Shares, free and clear of all Liens. The certificates for the Company Shares will be, when delivered to the Buyer, in proper form for transfer. The Minority Share Purchase was completed in full conformity and compliance with Japanese law. The shares purchased by the Seller as part of the Minority Share Purchase may be lawfully sold by the Seller to the Buyer at the Closing as contemplated by this Agreement and, upon Closing, all such shares will be legally registered in the name of the Buyer as the sole owner of such shares in the Company's Shareholders Registry Book.

          4.2. Authority.  The Seller is a corporation duly organized and
               ---------
validly existing under the laws of Japan. The Seller has all necessary corporate power and authority to own and dispose of the Company Shares. Each of the Company and the Seller has the legal capacity, right, power and authority to execute and deliver this Agreement and the other agreements and documents contemplated by this Agreement (all such agreements and documents will be known hereafter as the "Transaction Documents" regardless of which party is required to execute or deliver any such agreement or document and such reference will refer to a document executed by a respective party to whom the reference relates) to which the Company or the Seller is a party, as the case may be, and to carry out its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and each such Transaction Document to which the Company or the Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company and by the Board of Directors of the Seller, respectively, and no other proceeding, authorization or approval on the part of the Company or the Seller is necessary to authorize the execution and delivery of this Agreement or any such Transaction Document or the performance by the Company or the Seller (except for the approval referred to Section 3.3(a) hereof) of any of the transactions contemplated hereby or thereby. This Agreement and each such Transaction Document have been duly executed and delivered on behalf of the Company and the Seller, and when executed and delivered by all required parties thereto, will be legal, valid, and binding obligations of the Company and the Seller in accordance with their respective terms subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws of general application affecting the rights of creditors and applicable laws and regulations and principles of equity which may restrict the enforcement of certain equitable remedies.

          4.3.  Approvals.  No consent, approval, order, or authorization of, or
                ---------
registration, declaration, or filing with, any governmental authority is required in connection with (i) the execution and delivery of this Agreement and the Transaction Documents, by either the Company or the Seller, (ii) the consummation of the transactions contemplated hereby or thereby, or (iii) the conduct by the Company of its business following the Closing. No consent of any third party is necessary to permit the consummation of the transactions contemplated hereby or thereby.

          4.4.  No Brokers. All negotiations relating to this Agreement and the
                ----------
Transaction Documents, and the transactions contemplated hereby and thereby, have been carried on by the Company and the Seller without the intervention of any person or firm in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or similar compensation.

          4.5.  Organization, Etc. The Company is a corporation duly organized
                -----------------
and validly existing under the laws of Japan, and has all requisite corporate right, power and authority to own or lease and to operate its properties and to carry on its business as now being conducted. The Company has delivered to the Buyer complete and correct copies of the Articles of Incorporation, and all amendments thereto, of the Company. There is no jurisdiction where the failure of the Company to be qualified or licensed to do business as a foreign corporation in such jurisdiction would have a material adverse effect on the Company or its business now being conducted.

          4.6.  Capital Stock.  (a) The Company's authorized share capital
                -------------
consists of 38,400 shares which may be issued with a par value of (Yen) 50,000 per share or without a par value; (b) the only issued and outstanding shares are 24,090 ordinary shares of the Company with a par value of (Yen) 50,000 per share (constituting the Company Shares) which are owned beneficially and of record by the Seller; (c) there are no outstanding subscriptions, options, conversion rights, warrants, or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating the Company to issue, deliver, sell, or cause to be issued, delivered, or sold, any additional ordinary shares of the Company, or obligating the Company to grant, extend, or enter into any such agreement or commitment; and (d) there are no rights of first refusal, pre-emptive rights, or other similar agreements obligating the Company to offer any shares of its share capital to any person and none of the Company Shares were issued in violation of any pre-emptive or similar rights. There are no dividends due to be paid or in arrears with respect to any of the share capital of the Company.

          4.7.  Subsidiaries.  Except as set forth in SCHEDULE 4.7 hereto, the
                ------------
Company does not own, directly or indirectly, capital stock or any equity interest of any other corporation or other entity and is not a partner in any partnership, a member of any limited liability company or a participant in any joint venture.

          4.8.  Financial Statements.  The Company has delivered to the Buyer
                --------------------
true, complete and correct copies of (a) the Company's audited balance sheet and income statements (collectively the "Audited Financials") for the year ended March 31, 1998 which balance sheet and income statement are accompanied by the opinion thereon of Price Waterhouse, certified public accountants, (b) the Company's unaudited balance sheets and income statements (collectively the "Unaudited Financials") for the fiscal years ended March 31, 1996 and 1997, and
(c) the Company's audited balance sheet and income statement for the three (3) months ended June 30, 1998 and unaudited balance sheet and income statement for the two (2) months ended August 31, 1998 (collectively, the "Interim Financials"). Except as set forth in SCHEDULE 4.8, the Audited Financials, the Unaudited Financials and the Interim Financials (including the Closing Balance Sheet of the Company to be delivered to the Buyer pursuant to Section 6.9 hereof when so delivered) (collectively the "Company Financial Statements") are correct and complete, are in accordance with the books and records of the Company, have been prepared in accordance with generally accepted accounting principles in Japan consistently applied throughout the periods indicated, and present fairly the financial position of the Company at the dates indicated and the results of operations for the periods indicated. The Unaudited Financials were prepared in accordance with Japanese law for statutory audits. Except as set forth in SCHEDULE 4.8, the allocated costs set forth in the Company's income statements included in the Company Financial Statements accurately reflect the ongoing operating cost structure of the business and have been derived from arms-length transactions. The exceptions to the preceding sentence (set forth in SCHEDULE 4.8) have not had a material adverse effect on the Company.

          4.9.  Absence of Certain Changes.  Except as set forth in SCHEDULE 4.9
                --------------------------
hereto, since August 31, 1998 there have been no material adverse changes in the assets, liabilities, properties, business, condition (financial or otherwise) or prospects of the Company, and the Company has not:

                (a) issued or sold any shares, notes, bonds, or other securities, or any option to purchase the same, or entered into any agreement with respect thereto;

                (b) declared, set aside, or made any dividend or other distribution on its share capital or redeemed, purchased, or acquired any shares thereof, or entered into any agreement in respect of the foregoing;

               (c)  amended its Articles of Incorporation;

               (d) other than in the ordinary course of business (i) purchased, sold, assigned, or transferred any material tangible or intangible assets or property (including cash and cash equivalents); (ii) mortgaged, pledged, granted, or suffered to exist any Lien on any material tangible or intangible assets or properties, except for Liens for taxes not yet due; or
     (iii) waived any rights of material value or canceled any material debts or claims;

               (e) incurred any material obligation or liability (absolute or contingent), except current liabilities and obligations incurred in the ordinary course of business, or paid any material liability or obligation (absolute or contingent) other than current liabilities and obligations incurred in the ordinary course of business;

               (f) increased, or become obligated to increase, the compensation or other benefits payable to any director or employee of the Company or any relative of any such director or employee, or paid any bonus, granted any severance or termination pay, or entered into any employment agreement or other agreement (written or oral) with any employee (except as may be effected in accordance with the terms of this Agreement);

               (g) incurred any damage, destruction, or similar loss, whether or not covered by insurance, materially affecting the businesses or properties of the Company;

               (h) entered into any transaction other than in the ordinary course of business (except as may be effected in accordance with the terms of this Agreement);

               (i) suffered any strike or other labor trouble materially and adversely affecting its business, operations, or prospects;

               (j) made or permitted any material amendment or termination of any material contract, agreement, or license to which it is a party other than in the ordinary course of business;

               (k) made any change in its accounting methods or practices with respect to its condition, operations, business, properties, assets, or liabilities;

               (l) (except pursuant to the Termination Notice) abandoned or disposed of any material trade secret, trademark, tradename, trademark application, tradename application, or any other intellectual property;

               (m) suffered any loss of employees or customers that materially and adversely affects its business, operations, or prospects; or

               (n) written off any accounts receivable in the aggregate in excess of 10,000,000.


          4.10.  Tax Returns, Taxes.  The Company has filed with the appropriate
                 ------------------
governmental agencies all tax returns and reports, including but not limited to reports of corporate tax, income taxes, withholding taxes, consumption taxes, property and other taxes, assessments, fees, levies or governmental charges (collectively, "Taxes"), required to be filed in connection with or affecting the Company, its operations and its business, and has paid the Taxes shown on its returns or otherwise assessed, levied and due and payable by the Company, including related penalties and/or interest, if any, to the extent that such Taxes, penalties and/or interest have become due. There is no question known to the Company or the Seller relating to any such return or report that, if determined adversely to the Company, would result in the assertion of any deficiency for any tax or interest, improper filing or penalties. There is no liability known to the Company or the Seller for any Taxes due or owing from any predecessor company to or any company merged with the Company. Except as set forth in SCHEDULE 4.10, neither the National Tax Administration Agency of Japan nor any other taxing authority or agency is now asserting or, to the best of the Company's and the Seller's knowledge, after due inquiry, is threatening to assert, against the Company any deficiency or claim for additional Taxes or interest thereon or improper filing penalties. The Company has not been granted any waiver of any statute of limitation with respect to, or been granted any extension of a period for the assessment of, any Japanese or foreign tax. The liabilities for Taxes reflected in the balance sheet of the Company as of August 31, 1998 (and on any balance sheet of the Company furnished by the Company or the Seller delivered prior to the Closing, for periods subsequent to August 31, 1998, including, without limitation, the Closing Balance Sheet), are adequate to cover all Taxes due and payable or accruable (including interest and penalties, if any, thereon), except for de minimis exceptions only.

          4.11.  Non-Contravention.  Subject to the approval of the Board of
                 -----------------
Directors as referred to in Section 3.3(a) hereof, the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not (a) violate any provision of the Articles of Incorporation of the Company; (b) violate any material provision of, or result in the breach or the acceleration of, or entitle any party to accelerate (whether after the giving of notice or lapse of time or both), any material obligation under, any note, bond, indenture, deed of trust, contract, commitment, arrangement, mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment, or decree to which any of the Company or the Seller are a party or by which it is bound; (c) result in the creation or imposition of any material Lien upon any property of the Company; or
(d) violate or conflict with any other material restriction or any law, statute, regulation, ordinance, decree, judgment or rule to which any of the Company or the Seller or any property of any of the Company or the Seller is subject.

          4.12.  Title to and Condition of the Assets of the Company.
                 ---------------------------------------------------

               (a) The Company has good title to all assets owned by it, free and clear of all Liens. The assets reflected in the Interim Financials (and on any balance sheet of the Company furnished by the Company or the Seller delivered prior to the Closing, for periods subsequent to August 31, 1998, including, without limitation, the Closing Balance Sheet), constitute all of the tangible assets and properties that the Company owns, uses, or holds in connection with its respective business, and the conduct of such business as a going concern and, except for additions or dispositions in the ordinary course of business, include all tangible properties and assets used in such business as being conducted. The facilities, machinery, furniture, office, and other equipment of the Company that are used in its respective business are in good operating condition and repair, subject only to the ordinary wear and tear of that business, and are sufficient to operate the business of the Company. Neither the Company nor any property or asset owned or leased by it is in violation of any applicable ordinance, regulation, or building, zoning, environmental or other law in respect thereof, the violation of which will have a material adverse effect on the financial condition, the conduct of the business or the ownership or use of any of the properties or assets of the Company.

               (b) The Company does not own any real estate. SCHEDULE 4.12 hereto sets forth all personal property having a book value of (Yen) 200,000 or more and real estate leased to the Company and specifies, in the case of real estate, the location of each property, the use of the facility thereon, the name of the owner or the name of the lessor and the approximate square meters (tsubo) of floor area. Each lease of the Company from the Seller or any affiliate of the Seller which is a sublease is permitted by the head lease. The Company has delivered to the Buyer a copy of each lease by which the Company acquired its interest in the personal property described in SCHEDULE 4.12 hereto, all of which documents are true and complete copies thereof as in effect on the date hereof. The Company has not received any written notice from any governmental agency, board, bureau, body, department, or authority of any Japanese or foreign jurisdiction, which materially restricts the use of any of the real estate described in SCHEDULE 4.12 hereto. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in a breach of any lease agreement (whether for personal or real property) to which the Company is a party nor restrict, terminate or otherwise adversely affect any of the Company's rights for the use of personal or real property under any lease described in SCHEDULE 4.12 hereto. There is no easement, right-of-way agreement, license, sublease, occupancy agreement, or like instrument with respect to any of the real estate described in SCHEDULE
     4.12 hereto which would have a material adverse effect on the Company's use of such real estate. To the best of the Company's and the Seller's knowledge, after due inquiry, each lease pursuant to which the Company leases any real or personal property is in full force and effect and is valid and enforceable in accordance with its terms. There is not under any such lease any material default by the Company, or any event that with notice or lapse of time or both would constitute such a material default by the Company. To the best of the Company's and the Seller's knowledge, after due inquiry, there is not under any such lease any material default by any other party thereto or any event that with notice or lapse of time or both would constitute such a material default thereunder by such party.

          4.13.  Litigation.
                 ----------

                 (a) There are no actions, suits, proceedings, investigations, or inquiries pending or, to the best of the Company's and the Seller's knowledge, after due inquiry, threatened against or affecting the business, operations, financial condition, assets, or prospects of the Company in any court, arbitration tribunal, or before any national, municipal, or other governmental department, commission, board, bureau or agency.

                 (b) The Company is not in default in respect of any judgment, order, writ, injunction, or decree of any court or any Japanese or other governmental department, commission, board, bureau or agency.

                 (c) There are no actions, suits, proceedings, investigations, or inquiries pending or, to the best of the Company's and the Seller's knowledge, after due inquiry, threatened against the Company or the Seller in any court or before any Japanese or other governmental department, commission, board, bureau or agency that reasonably could be expected to have an adverse effect on the Company's or the Seller's right or ability to execute and deliver this Agreement or the Transaction Documents or consummate the transactions contemplated hereby or thereby.

          4.14.  Employee Benefit Plans and Other Arrangements
                 ---------------------------------------------

                 (a)  Employee Plans Generally.  Except as set forth in SCHEDULE
                      ------------------------
     4.14 hereto, the Company does not make any contributions to, and has not been obligated by law or agreement to establish, maintain, sponsor, or make any contributions to (i) any employee pension or welfare benefit plan; (ii) any formal or informal severance plan or arrangement; or (iii) any other deferred compensation, bonus, stock option, stock purchase, revenue sharing, retirement insurance, or other employee benefit plan, agreement, fund, or arrangement, whether or not set forth in writing, providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent, or assignee other than regular salary, wages, or commissions paid substantially concurrently with the performance of the services for which they are paid (individually or together referred to as "Plan" or "Plans"). Except for (x) the Company's obligation to contribute to certain national pension, health and unemployment insurance schemes set out in SCHEDULE 4.14 and (y) certain amounts listed on SCHEDULE
     4.14 for payments due by the Company to the Seller for retirement benefits for the Seconded Employees to be paid by the Company at Closing, there is no accrued pension or similar retirement benefit for or due to any employee or Seconded Employee required to be paid by the Company upon retirement or termination of any such employee or Seconded Employee.

                 (b) Plan Documents. Prior to the Closing, the Company will have
                     --------------
     delivered to the Buyer a copy of each instrument constituting each Plan or a part of each

     Plan, as applicable, including without limitation, any informal policy statements or guidelines setting forth provisions of the Plan. The Company has not promised or negotiated any benefit or benefit changes which are not reflected in such instruments.

               (c)  Contributions and Funding.  Except for those listed on
                    -------------------------
     SCHEDULE 4.14, the Company is not obligated to make any contributions or payments in respect of any Plan prior to the Closing Date; and there is no amount of contribution or payments which have accrued under the Plans.

               (d)  Compliance with Applicable Law.  The Company has maintained
                    ------------------------------
     each Plan according to and in compliance with applicable law without any violation thereof. There are no pending or, to the best of the Company's and the Seller's knowledge, after due inquiry, threatened claims, suits or other proceedings by present or former employees of the Company, Plan participants, beneficiaries or spouses of any of the above, or any other person or entity involving any Plan or any rights or benefits thereunder.

          4.15.  Contracts.
                 ---------

               (a) SCHEDULE 4.15 (a) hereto contains a complete and correct list of all agreements, contracts, and commitments of every type to which the Company is a party or by which it or any of its assets is bound, (i) the terms of which involve payments, receipts or potential liabilities by or of the Company of more than U.S. Twenty Five Thousand Dollars (US$25,000.00), or the Japanese Yen equivalent thereof as of the date of making this representation, in a given year or per year, including without limitation, leases of telecommunications circuit lines, leases of real property or personal property, agreements, orders and commitments for capital expenditures, and leases of computers, machinery and equipment, and
     (ii) all indentures, security agreements, instruments relating to the borrowing of money or evidencing credit or relating to the purchase or sale of shares or other securities, employment agreements, consulting agreements, license agreements, interconnection agreements, distribution agreements, reseller agreements, contracts with any governmental authority and contracts not made in the ordinary course of business (the "Contracts").

               (b) The Buyer has been given access to complete and correct copies of all Contracts, together with all amendments and side letters thereto. The Contracts are valid, binding and in full force and effect (as to third parties, to the best knowledge of the Company and the Seller, after due inquiry), the Contracts are enforceable by the Company in accordance with their terms, and all parties to the Contracts have, in all material respects, performed all obligations required to be performed by them to date, and the Company is not, and no other party is (other than customers who are overdue in payments to the Company, which overdue payments are not, in the aggregate, material in amount), in material default thereunder.

               (c) No agreement, contract, or commitment to which the Company is a party or by which it or any of its assets is bound purports to limit its freedom to compete in any line of business or with any person or entity. The Company does not have any outstanding power of attorney granted to any person or entity.

               (d) The Company is not a party to any contract that materially and adversely affects its condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets, or liabilities.

          4.16.  Insurance.  The Company maintains insurance against risks which
                 ---------
may arise in the conduct of the business in which it is engaged. All of the Company's insurance policies covering such risks are listed on SCHEDULE 4.16 hereto, are in full force and effect, all premiums due thereon have been paid, and the Company has complied in all material respects with the provisions of such policies. The Company has not made a claim under any such insurance policy where the value of any such claim exceeded the Japanese Yen equivalent of U.S. Twenty Five Thousand Dollars (US$ 25,000.00).

          4.17.  Trademarks, Etc.  SCHEDULE 4.17 hereto contains a complete and
                 ---------------
accurate list (including registration numbers and dates of filing, renewal, and termination) of all trademarks, patents, tradenames, material trade secrets, material copyrights, domain names, service marks, licenses, all registrations and applications for any of the foregoing, and other intellectual property and proprietary rights and know-how (whether or not subject to statutory registration or protection) owned or used by the Company or in which the Company has an interest (whether licensed to or by the Company) (collectively, the "Intellectual Property"). To the best of the Company's and the Seller's knowledge, after due inquiry: (a) all of the Intellectual Property is valid and is owned (or legally used) by the Company, free and clear of all Liens; (b) none of the Company's rights in or use of such Intellectual Property infringes on the rights of others or has been, or is currently being, or threatened to be, challenged; (c) all of the Intellectual Property registrations have been duly issued and have not been canceled, abandoned, or otherwise terminated; (d) all of the Intellectual Property applications (other than those for copyrights relating to software) have been duly filed with the appropriate authorities; (e) no consents or approvals of any person owning Intellectual Property are necessary for the transactions contemplated by this Agreement and the Transaction Documents; and (f) the execution of this Agreement and the Transaction Documents and consummation of the transactions contemplated hereby and thereby will not conflict with or impair such Intellectual Property. The Company owns or has the right to use all of the Intellectual Property necessary to conduct its operations and business and the Company does not know of any claim, or any basis for any claim, that it has infringed any intellectual property of any other person or that any other person has infringed any of the Intellectual Property. Except as set forth in SCHEDULE 4.17 hereto, no third party has been permitted or licensed to use any of the Intellectual Property or been granted any option thereto, and no royalties or other fees are payable to any third party with respect to any of the Intellectual Property.

          4.18.  Transactions with Interested Persons. Neither the Company nor,
                 ------------------------------------
to the best of the Company's or the Seller's knowledge, after due inquiry, any employee or director of, or seconded to, the Company (or immediate family member thereof), owns, directly or indirectly, on an individual or joint basis, an interest of 5% or more in, or serves as an officer, director, employee, consultant, contractor, or agent, of or to, any competitor or supplier of the Company or any person or entity who or that has a contract or arrangement with the Company; and (b) no employee or director of, or seconded to, the Company (or immediate family member thereof) has entered into any agreement, contract or commitment of any type with the Company, including without limitation, agreements and instruments relating to the lending of money to the Company, leases of property to the Company or rental of equipment or machinery by the Company.

          4.19.  Compliance with Laws, etc.  The Company has complied with and
                 -------------------------
is in compliance with all Japanese and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders, or decrees applicable to it or any of its properties, assets, operations, and business, and there does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, permit, judgment, order, or decree, where the failure to be in compliance or where the claim of default would have a material adverse effect on the Company or its business.

          4.20.  No Undisclosed Liabilities, Etc.  Except as set forth in
                 -------------------------------
SCHEDULE 4.20 hereto or as reflected on the Closing Balance Sheet:

               (a) The Company has not incurred any material liability or obligation (absolute, accrued, contingent, or otherwise) of any nature (other than liabilities and obligations incurred in the ordinary course of business) that has not been properly reflected or reserved against in the Closing Balance Sheet;

               (b) To the best of the Company's and the Seller's knowledge, after due inquiry, the Company does not have any material amount of accounts receivable that are uncollectible, and the frequency and amounts of payments received by the Company with respect to the accounts receivable reflected on the balance sheet of the Company as at August 31, 1998 referred to in Section 4.8 hereof and the Closing Balance Sheet do not, in retrospect, render inadequate the reserve for uncollectible accounts set forth on such balance sheets. All accounts receivable of the Company represent sales actually made or services actually performed in the ordinary and usual course of the Company's business consistent with past practice. As at August 31, 1998, as of the date of this Agreement and as of the Closing Date, each account receivable of the Company was, is and will be, respectively, valid and collectible in full net of any respective reserves shown on the Company Financial Statements (which reserves are adequate and calculated consistent with past practice) within ninety (90) days after the day on which it first became due and payable and there is no material contest, claim or right of set-off contained in any agreement (written or otherwise) asserted by any account debtor relating to the amount or validity of such account or any note evidencing the same; and

               (c) The inventories reflected on the balance sheet of the Company as at August 31, 1998 referred to in Section 4.8 hereof and the Closing Balance Sheet and those inventories owned by the Company on the date hereof are in good, merchantable, usable and working condition; there are no obsolete or discontinued items reflected on such balance sheet; and the Company has the proper amount of inventories to conduct its business consistent with past practice.

          4.21.  Environmental Matters. The Company is now and has been at all
                 ---------------------
times in full compliance with any and all applicable laws and regulations pertaining to the regulation and protection of the environment and the health and safety of the public where the failure to so comply would have a material adverse effect on the Company.

          4.22.  Governmental Authorizations and Regulations.  SCHEDULE 4.22
                 -------------------------------------------
hereto lists all licenses, franchises, permits, and other governmental authorizations held by the Company material to the conduct of its respective business. Such licenses, franchises, permits, and other governmental authorizations are valid, and the Company has not received any notice that any governmental authority intends to cancel, terminate, suspend, modify, revoke, or not renew any such license, franchise, permit, or other governmental authorization. The Company has the benefit of all material licenses, permits and authorizations which are necessary for the conduct of the currently conducted business of the Company.

          4.23.  Accounting Practices.  The Company makes and keeps accurate
                 --------------------
books and records reflecting its total asset value and maintains internal accounting controls that provide reasonable assurance that (a) transactions are executed with management's authorization and (b) transactions are recorded as necessary to permit preparation of the Company's financial statements and to maintain accountability for the assets and liabilities of the Company.

          4.24.  Minute Books.  The Company's minute books contain complete and
                 ------------
accurate records of all meetings and other corporate actions of its shareholders and Board of Directors. There are no committees of the Board of Directors.

          4.25.  Employee Matters.  The Company has delivered to the Buyer a
                 ----------------
list of the name, title, and current monthly base salary or hourly rate of each person employed by the Company on October 1, 1998 or seconded to the Company on September 1, 1998, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the 1997 calendar year and during the 1998 calendar year through August 1, 1998. The Company will furnish an updated copy of such list at the Closing which will reflect any material changes in such information occurring between August 1, 1998 and the Closing Date. The Company is not in violation of any law dealing with employment matters where the failure to be in compliance would have a material adverse effect on the Company or its business. The Company is not liable for any unpaid wages, vacation pay, bonuses, or commissions, or for any material Tax, penalty, assessment, or forfeiture for failure to comply with any employer/employee matter. There are no strikes, lockouts, work stoppages, slowdowns, jurisdictional disputes, material grievances, material arbitrations, or organizing activities occurring or threatened with respect to the Company. The Company is not a party to any collective bargaining agreement.

          4.26.  Year 2000 Compliance.  Except as set forth in SCHEDULE 4.26, to
                 --------------------
the best of the Company's and the Seller's knowledge, after due inquiry, the hardware, software, firmware, middleware and other information technology owned or used by the Company in its business is designed to be used prior to, during and after the calendar year 2000 A.D., and such information technology used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other information technology, used in combination with the information technology being acquired by the Buyer, properly exchanges date/time data with it.

          4.27.  Banks, Powers of Attorney. SCHEDULE 4.27 hereto contains a
                 -------------------------
correct and complete list setting forth the name of each bank in which the Company has an account or safe deposit box, the names of all persons authorized to draw thereon or to have access thereto, and the names of each person holding a banking power of attorney from the Company.

          4.28.  No Restrictions on Execution.  The Company and the Seller are
                 -----------------------------
under no legal, contractual or other prohibition from executing and entering into this Agreement or any Transaction Document and the performance of their respective obligations hereunder or thereunder will not violate, or constitute a default under, any agreement, obligation or other commitment of the Company or the Seller, and will not give rise to any claim by any third party or parties against the Buyer, its affiliates or subsidiaries.

          4.29.  No Commission Payment.  Neither the Company nor the Seller, or
                 ----------------------
any directors, employees, agents, consultants or any other persons or entities acting on its or their behalf, have made, offered or provided any gift, entertainment, payment, loan or other consideration for the purpose of influencing the procurement of any favorable action or treatment by any government authority, regulator or office, or any official or employee thereof, in any way relating to the business of the Company.

          4.30.  Confidentiality Agreement.  Neither the Company nor the Seller
                 -------------------------
is a party to any confidentiality agreement the terms of which will have a material adverse effect on the obligations, operations or business of the Company, the Buyer or the parent company of the Buyer, PSINet Inc., after the Closing Date.

          4.31.  Disclosure.  No representation or warranty by the Seller or the
                 ----------
Company in this Agreement or any Transaction Document and no statement contained in any exhibit, list, certificate, document or schedule delivered or to be delivered pursuant to this Agreement or the Transaction Documents, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein in light of the circumstances under which they were made not misleading. The Seller and the Company have disclosed to the Buyer all material facts pertaining to the transactions contemplated by this Agreement.

          4.32.  Solvency.  Each of the Company and the Seller is on the date
                 --------
hereof, and immediately prior to the Closing Date will be, Solvent. "Solvent" shall mean, in respect of an entity, that (i) the fair value of its property is in excess of the total amount of its debts and (ii) it is able to pay its debts as they mature.

          4.33.   No Known Predecessor Company Liabilities.  To the best of the
                  ----------------------------------------
Seller's knowledge, after due inquiry, there are no liabilities owed or owing, arising out of or resulting from any act or omission by or liability of SECOM Internet Service K.K. ("SECOM Internet") or K.K. Seychell Holiday ("Seychell"), or the predecessor company or companies of SECOM Internet and Seychell, respectively, prior to February 21, 1997 (the "Prior Merger Liabilities").

          5.  Representations and Warranties of the Buyer to the Company and the
              ------------------------------------------------------------------
Seller.  The Buyer represents and warrants to the Company and the Seller that,
------
as of the date hereof and as of the Closing Date:

          5.1.  Authority for Agreements.  The Buyer has the power and authority
                ------------------------
to execute this Agreement and the Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Buyer, and no other proceeding, authorization or approval on the part of the Buyer is necessary to authorize the execution and delivery of this Agreement and the Transaction Documents by the Buyer or the performance by the Buyer of any of the transactions contemplated hereby and thereby. When executed and delivered by the Buyer and all required parties thereto, this Agreement and the Transaction Documents will be binding upon and enforceable against the Buyer in accordance with their respective terms subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws of general application affecting the rights of creditors and applicable laws and regulations and principles of equity which may restrict the enforcement of certain equitable remedies.

          5.2.  Non-Contravention.  The execution and delivery of this Agreement
                -----------------
and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not, (a) violate any provision of the Articles of Incorporation of the Buyer; (b) violate any material provision of, or result in the breach or the acceleration of, or entitle any party to accelerate (whether after the giving of notice or lapse of time or both), any material obligation under, any contract, commitment, arrangement, mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment, or decree to which the Buyer is a party or by which it is bound; (c) result in the creation or imposition of any material Lien upon any property of the Buyer; or (d) violate or conflict with any other material restriction or any law, statute, regulation, ordinance, or rule to which the Buyer or its property is subject.

          5.3.  Approvals.  No consent, approval, order, or authorization of, or
                ---------
registration, declaration, or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement and the Transaction Documents by the Buyer or the consummation of the transactions contemplated hereby and thereby, except that a report on acquisition of the Company Shares must be filed by the Buyer (through The Bank of Japan) with the Minister of Finance and the other competent Ministers within fifteen (15) days after the Closing Date under the Foreign Exchange and Foreign Trade Law of Japan.

          5.4.  No Brokers.  The Buyer is not a party to any agreement with any
                ----------
finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.

          5.5.  Organization.  The Buyer is a corporation duly organized and
                ------------
validly existing under the laws of Japan, and has all requisite corporate power and authority to own or lease and to operate its properties and to carry on its business as now being conducted.

          6.  Covenants of the Company and the Seller.  The Company and the
              ---------------------------------------
Seller, jointly and severally, covenant and agree that:

          6.1   Access, Information and Documents.  Pending the Closing, the
                ---------------------------------
Company and the Seller will give to the Buyer and to its agents and representatives (including, but not limited to, accountants, lawyers, and appraisers) full and complete access to any and all of the properties, assets, books, records, and other documents of the Company to enable the Buyer to make such examination of the business, properties, assets, books, records, and other documents of the Company as the Buyer may determine, and the Company and the Seller will furnish to the Buyer such information and copies of such documents
and records as the Buyer will reasonably request.   As part of such examination
the Buyer may make such inquiries of such persons having business relationships with the Company as the Buyer will determine and the Company and the Seller will cooperate fully with the Buyer in connection therewith, provided that the Company is given reasonable prior notice of all such persons to which the Buyer intends to make inquiries and the Company consents to such inquiries.

          6.2.  Conduct of Business Pending Closing.  From the date hereof until
                -----------------------------------
the Closing, except (i) as consented to by the Buyer in writing, (ii) as agreed to in paragraph 12 of the LOI (as defined herein) or (iii) as contemplated by this Agreement:

               (a) The Company will maintain itself at all times as a corporation duly organized and validly existing under the laws of the Japan;

               (b) The Company will carry on its business and operations substantially in the manner carried on as of the date hereof and the Company will not engage in any activity or transaction or make any commitment to purchase or spend, other than in the ordinary course of its business as heretofore conducted, or repay any indebtedness (including, but not limited to, operating or capital lease obligations) except in accordance with the scheduled payment terms thereof, or enter into any new indebtedness for borrowed money or the deferred purchase of assets or services or any operating or capital lease arrangements;

               (c) The Company will not declare, authorize or pay any distribution or dividend to its shareholders and the Company will not grant, issue, redeem, purchase, or otherwise acquire, or agree to grant, issue, redeem, purchase, or otherwise acquire, any shares of its stock or other securities (including, without limitation, stock options);

               (d)  Except as set forth in SCHEDULE 4.9 (f)-(1), (f)-(2),
     (f)-(3) AND (f)-(4) hereof, the Company will not pay or obligate itself to pay any compensation, commission, or bonus to any director, employee, or independent contractor as such, except for the regular compensation and commissions payable to such director, employee, or independent contractor at the rate in effect on the date of this Agreement or otherwise in the ordinary course of business, and will not hire any employee or independent contractor;

               (e) The Company will continue to carry all of its existing insurance;

               (f) Each of the Company and the Seller will use its best efforts to preserve the business organization of the Company intact, to keep available to the Buyer the services of the Company's employees and independent contractors and to preserve for the Buyer the Company's relationships with suppliers, licensees, distributors, and customers and others having business relationships with the Company;

               (g) The Company will not, and will not obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber any of its properties or assets except in the ordinary course of business and the Company will maintain its facilities, machinery, and equipment in good operating condition and repair, subject only to ordinary wear and tear;

               (h) The Company will not enter into any agreement or understanding with any employee, director, or shareholder of the Company or any affiliate of any of the foregoing where the value of any such items taken together would, in the aggregate, exceed the Japanese Yen equivalent of U.S. Fifty Thousand Dollars (U.S.$ 50,000.00) as of the date of the execution of this Agreement;

               (i) The Company will not engage in any activity or transaction other than in the ordinary course of its business as heretofore conducted;

               (j) The Company will not take any action after the date hereof which would cause any representation or warranty contained in this Agreement to be or become incorrect; and

               (k) Without limiting the foregoing, the Company will consult with the Buyer regarding all significant developments, transactions, and proposals relating to its business prior to taking any action.

          6.3.  Consents and Approvals.  Each of the Company and the Seller will
                ----------------------
use its best efforts to obtain prior to the Closing all consents, authorizations, and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees, and orders of any court or governmental agency, board, bureau, body, department, or authority or of any other person required to be obtained by the Company or the Seller in connection with the execution, delivery, and performance of this Agreement, the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby.

          6.4. Public Disclosures; Confidential Material.
               -----------------------------------------

               (a) Prior to and after the Closing Date, neither the Company nor the Seller will issue any press release or make any other public disclosures concerning this transaction or the contents of this Agreement without the prior written consent of the Buyer.

               (b) The Company and the Seller will, and will instruct all of their employees, representatives, agents, and affiliates to, treat all Confidential Material confidentially and not disclose it except in accordance herewith; provided, that (i) any Confidential Material may be disclosed to such party's agents who need to have access to such information and are directed by such party to treat such Confidential Material confidentially; (ii) Confidential Material may be disclosed without liability hereunder to the extent required by law or by the order or decree of any court or other governmental authority; provided, however, that the party legally compelled to disclose the Confidential Material will provide the Buyer with prompt notice of that fact so that the Buyer may attempt to obtain a protective order or other appropriate remedy.

               For purposes of this section, the term "Confidential Material" will be defined to mean all information relating to the Company and its operations or to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller or the Company.

          6.5. Liability for Taxes.  The Seller shall be responsible for all
               -------------------
securities transaction taxes arising out of or in connection with the consummation of the transactions contemplated hereby. The Seller represents and warrants that the Company has accrued on the Closing Balance Sheet for all Taxes, and any interest, penalty, or expenses of the Company incurred thereon, with respect to the period ending on the Closing Date. The Seller hereby indemnifies and holds the Buyer harmless from and against Taxes the liability for which arises as a result of an audit or other inquiry by any governmental authority prior to or following the Closing Date relating to any tax period ending on or before the Closing Date to the extent not accrued on the Closing Balance Sheet, any liability relating to the failure of the Company on or prior to the Closing Date to collect or withhold and pay Taxes when due or any failure to accrue Taxes or related amounts pursuant to the previous sentence. Such indemnification shall begin from dollar one without regard to the threshold set forth in Section 11.3. The rights of the Buyer under this Section 6.5 shall be in no way diminished by disclosure on any disclosure schedule.

          6.6. Non-Competition.  In consideration of the Buyer entering into
               ---------------
this Agreement, the Seller, and any affiliate thereof, covenants and agrees that for a period of two (2) years after the Closing Date it will not, without the prior written consent of the Buyer or in accordance with Section 6.7 hereof:

               (a) Directly or indirectly, engage in, own, control, or make a significant non-controlling investment in, any "Competing Business" as defined below within the "Restricted Area." For purposes of this Section 6.6, the term "Restricted Area" will mean the countries and regions of Japan, Hong Kong, Taiwan, Macau, People's Republic of China, Singapore and Korea. Notwithstanding anything contained in this Section 6.6 (a), the Seller will be permitted to engage, directly or indirectly, in its Secure Server Service ("Secure Server Service" shall mean security, certification or authentication services through any communication infrastructure (whether its own or otherwise),

     For purposes of this SECTION 6.6, the term "Competing Business" will mean:

                    (i)   any Internet Protocol connection services;

                    (ii) any Web hosting services (Web hosting services mean services which enable the users to make an access, through the Internet, to the user's homepages and other contents stored in servers shared among the users, but exclude any services of creation of homepages of customers and other kinds of contents stored in servers and any modification thereof); or

                    (iii) any collocation services providing network housing facilities as Internet service provider;

               (b) Directly or indirectly solicit or employ any person who at such time is employed by the Company or the Buyer (or their affiliates), or encourage or induce any employee of the Company or the Buyer (or their affiliates) to leave such employment; or

               (c) Directly or indirectly, divert or attempt to divert from the Company or the Buyer (or their affiliates) any customer or client of the Company or the Buyer (or their affiliates).

          6.7  Migration of Existing Competing Business.
               -----------------------------------------

               (a) The Seller hereby represents and warrants that the only business activities conducted by it and its affiliates comprising "Competing Business" as of the date hereof are the activities set forth on
     SCHEDULE 6.7 conducted by the entities therein listed which are all affiliates of the Seller (the "Competing Entities"). The Seller further represents and warrants that the aggregate revenue from Competing Business derived by the Competing Entities as of the close of the Seller's last fiscal year is less than 300,000,000 per year (the "Limit").

               (b) The Seller covenants and agrees that, during the period of nine (9) months after the Closing Date (the "Transfer Period"), (i) it will use commercially reasonable efforts to transfer to the Company every customer provided with Competing Business by a Competing Entity, (ii) it will not permit aggregate revenue received by it and its affiliates (including the Competing Entities) derived from the Competing Business to exceed the Limit, and
     (iii) it will not permit the aggregate number of customers for which it and its affiliates (including the Competing Entities) provide Competing Business to be greater than 110% of such number as of the Closing Date.

               (c) The Seller covenants and agrees that, at or by the end of the Transfer Period, neither it nor any of its affiliates (including the Competing Entities) will engage in any Competing Business; provided,
                                                                ---------
     however, that a Competing Entity may engage in a Competing Business if such
     -------
     Competing Business is conducted through an exclusive wholesale contract with the Company (such contract to be in form and substance satisfactory to the Company). The Seller further covenants and agrees that from and after the Closing Date for a period of three (3) years, it and its affiliates (including the Competing Entities) will use commercially reasonable efforts to encourage customers and business partners to use the Company as their exclusive Internet service provider.

          6.8.  Consents to Leases, Contracts.  With respect to all leases,
                -----------------------------
licenses and other contracts and instruments and rights of the Company which require the consent of a third party by reason of the transactions provided for herein, the Company or the Seller will use their best efforts to obtain or cause to be obtained such consents.

          6.9.  Closing Balance Sheet.  At the Closing, the Company will deliver
                ---------------------
to the Buyer the Closing Balance Sheet.

          6.10. Preparation of Certain Financial Statements. After the Closing,
                -------------------------------------------
(i) the Seller shall reasonably cooperate with and assist the Buyer (or its affiliates) and Price Waterhouse LLP, its independent public accountants, in the compilation and preparation of such financial statements, financial statement schedules and other financial information relating to the Company's business which the Buyer (or its affiliates) may be required to include in any registration statement, report or other document which the Buyer (or its affiliates) may file with the Securities and Exchange Commission ("SEC"), NASDAQ or any other applicable regulatory authority, (ii) the Seller shall direct Price Waterhouse, the Company's independent public accountants prior to the Closing, to cooperate with auditors for the Buyer (or its affiliates) and use their commercially reasonable best efforts to obtain promptly for such auditors, upon its request, any consent, report, opinion or letter of Price Waterhouse required to be filed by the Buyer (or its affiliates) under applicable regulations of the SEC, NASDAQ, or any other applicable regulatory authority in connection therewith.

          6.11. Further Assurances.  The Company and the Seller agree to do or
                ------------------
cause to be done such further acts and things and deliver or cause to be delivered to the Buyer such additional assignments, agreements, powers, and instruments as the Buyer may reasonably require to carry into effect the purposes of this Agreement and the Transaction Documents or to better assure and confirm unto the Buyer its rights, powers, and remedies hereunder and thereunder.

          6.12.  Broker's Fees.  The Seller shall be responsible for all fees of
                 --------------
any broker, finder or agent engaged by the Company, the Seller or any shareholder of the Company (other than the Buyer) in connection with the transactions contemplated by this Agreement or any Transaction Document. In the event of any valid claim against any of the parties hereto for a brokerage commission, finder's fee or similar compensation owed by the Company or the Seller, the Seller, and not the Company, will pay the fees of any finders or brokers at or prior to Closing.

          6.13.  Share Purchases by the Seller.  The Seller will pay each of the
                 -----------------------------
Minority Shareholders for the Minority Share Purchase an amount for their shares equal to the price per share to be received by the Seller under this Agreement.

          6.14.  Consulting Agreement.  At the Closing, the Seller and the
                 --------------------
Company will enter into the Consulting Agreement.

          6.15.  Services Agreements.  At the Closing, the Seller and the
                 -------------------
Company will enter into the Services Agreements.

          6.16.  Execution of Transaction Documents.  The Seller will use its
                 ----------------------------------
best efforts to ensure the completion and execution of the Transaction
Documents.

          7.   Covenants of the Buyer.
               ----------------------

          7.1. Consents and Approvals.  The Buyer will use its commercially
               ----------------------
reasonable efforts to obtain prior to the Closing all consents, authorizations, and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees, and orders of any court or governmental agency, board, bureau, body, department, or authority or of any other person required to be obtained by the Buyer in connection with the execution, delivery, and performance of this Agreement, the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby.

          7.2. Further Assurances.  The Buyer agrees to do or cause to be done
               ------------------
such further acts and things and deliver or cause to be delivered to the Company and the Seller such additional assignments, agreements, powers, and instruments as the Company and the Seller may reasonably require to carry into effect the purposes of this Agreement and the Transaction Documents or to better assure and confirm unto the Company and the Seller its or their rights, powers, and remedies hereunder and thereunder.

          7.3. Repayment of Seller's Loans. At the Closing, the Buyer will
               ---------------------------
repay, or will cause the Company to repay, to the Seller all of the debt identified and set forth in SCHEDULE 7.3 hereto which is owed to the Seller by the Company as of the Closing Date.

          7.4.  Collection of Accounts Receivable.  The Buyer agrees to use
                ---------------------------------
commercially reasonable efforts, after the Closing Date, to cause the Company to use its commercially reasonable efforts to collect, compromise or write-off the accounts receivable of the Company which accrued prior to the Closing Date, as reasonably determined by the Company and its independent auditors.

          7.5.  Public Disclosures; Confidential Material.  Prior to the Closing
                -----------------------------------------
Date, the Buyer will not issue any press release or make any other public disclosures concerning this transaction or the contents of this Agreement without the prior written consent of the Seller.

          7.6   Retirement Benefit Payment. At the Closing, the Buyer will pay,
                --------------------------
or will cause the Company to repay, to the Seller the accrued retirement benefits due to the Seconded Employees in the amount set forth in SCHEDULE 4.14.

          8.   Conditions Precedent to the Seller's Obligation to Sell the
               ---------------------------- -------------------------------
Company Shares.  The obligations of the Seller to sell the Company Shares are,
--------------
at the option of the Seller, subject to the fulfillment prior to or at the Closing of the following conditions:

          8.1.  The Buyer's Performance.  There will not be any material error,
                -----------------------
misstatement, or omission in the representations and warranties made by the Buyer in this Agreement; all representations and warranties made by the Buyer contained in this Agreement or in any written statement delivered by the Buyer to the Company or the Seller pursuant to this Agreement will be true in all material respects at and as of the date of this Agreement and the Closing Date as though such representations and warranties were made at and as of said time, and the Buyer will have performed and complied in all material respects with all the terms, provisions, covenants and conditions of this Agreement to be performed and complied with by the Buyer at or before the Closing. The Seller will have received from the Buyer at the Closing a certificate in form and substance acceptable to the Seller, executed by the President of the Buyer, dated the Closing Date, certifying as to the accuracy of the condition in this
Section 8.1.

          8.2.  Consents and Approvals.  The Company and the Buyer will have
                ----------------------
obtained all consents, authorizations, and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees, and orders of any court or governmental agency, board, bureau, body, department, or authority or of any other person required to be obtained by the Company and the Buyer in connection with the execution, delivery, and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

          8.3.  No Legal Impediment.  There will be in effect no injunction,
                -------------------
writ, temporary restraining order, or any order of any nature issued by any court or governmental agency directing that the transactions contemplated by this Agreement not be consummated and no such injunction, writ or order shall be threatened.

          9.   Conditions Precedent to the Buyer's Obligation to Purchase the
               --------------------------------------------------------------
Company Shares.  The obligation of the Buyer to purchase the Company Shares is,
--------------
at the option of the Buyer, subject to the fulfillment prior to or at the Closing of the following conditions:

          9.1.  The Company's and the Seller's Performance.  There will not be
                ------------------------------------------
any material error, misstatement, or omission in the representations and warranties made by the Company or the Seller in this Agreement; all representations and warranties made by the Company and the Seller contained in this Agreement or in any written statement delivered by the Company or the Seller to the Buyer pursuant to this Agreement will be true in all material respects at and as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of said time, and the Company and the Seller will have performed and complied in all material respects with all the terms, provisions, covenants and conditions of this Agreement to be performed and complied with by the Company or the Seller at or before the Closing. The Buyer will have received from the Seller and the Company at the Closing certificates in form and substance acceptable to the Buyer, executed by the President of the Company and the President of the Seller, dated the Closing Date, certifying as to the accuracy of the condition in this Section 9.1.

          9.2.  Consents and Approvals.  The Company, the Seller and the Buyer
                ----------------------
will have obtained all consents, authorizations, and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees, and orders of any court or governmental agency, board, bureau, body, department, or authority or of any other person or entity (including without limitation, banks and other creditors of the Company) required to be obtained by the Company, the Seller or the Buyer in connection with the execution, delivery and performance of this Agreement, the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby.

          9.3.  No Legal Impediment.  There will be in effect no injunction,
                -------------------
writ, temporary restraining order, or any order of any nature issued by any court or governmental agency directing that the transactions contemplated by this Agreement not be consummated and no such injunction, writ or order shall be threatened.

          9.4.  Physical Properties.  There will have occurred no material
                -------------------
damage to or destruction or loss of (whether or not covered by insurance) any of the Company's facilities, equipment, or other assets.

          9.5.  Due Diligence.  The Buyer will have to its satisfaction
                -------------
completed its due diligence investigation of the Company including, without limitation, its review of the Closing Balance Sheet.

          10.  Termination.  This Agreement may be terminated as follows:
               -----------

          10.1. Termination by the Buyer.  Prior to Closing, the Buyer may,
                ------------------------
without liability to the Company or the Seller, terminate this Agreement by notice to the Company and the Seller (i) in the event of material default or material breach of this Agreement by the Seller or the Company; or (ii) on or after November 15, 1998 if any of the conditions precedent to the performance of the Buyer's obligations at the Closing will not have been fulfilled.

          10.2.  Termination by the Company or the Seller.  Prior to Closing,
                 ----------------------------------------
the Company and the Seller may, without liability to the Buyer, terminate this Agreement by notice to the Buyer (i) in the event of material default or material breach of this Agreement by the Buyer, or (ii) on or after November 15, 1998 if any of the conditions precedent to the performance of the Company's or the Seller's obligations at the Closing will not have been fulfilled.

          10.3.  Effect of Termination.  If this Agreement is terminated, this
                 ---------------------
Agreement will no longer be of any force or effect and there will be no liability under this Agreement on the part of any party or its respective directors, officers, or shareholders except, in the case of termination because of a material default or material breach of this Agreement, the aggrieved party or parties may recover from the defaulting party damages suffered together with the amount of expenses reasonably incurred by such aggrieved party or parties in connection with this Agreement and the transactions contemplated hereby which the aggrieved party or parties would otherwise have to bear pursuant to Section
12.6 of this Agreement.

          11.  Indemnification.
               ---------------

          11.1.  Indemnification of the Buyer and the Company.  From and after
                 --------------------------------------------
the Closing Date, the Seller will indemnify, defend, and hold harmless the Buyer and the Company and their respective officers, directors, shareholders, representatives, agents, and affiliates (collectively, "Buyer Indemnified Parties") from, against, and in respect of all claims, liabilities, actions, suits, proceedings, assessments, judgments, losses, damages, costs, and expenses (including interest, penalties, and reasonable accountants', experts' and attorneys' fees and disbursements, whether incurred in a third party action or an action to enforce this provision) (collectively, "Damages"), arising out of, relating to, or resulting from (i) any inaccuracy or breach of any of the written representations or warranties of the Company or the Seller made in or pursuant to this Agreement or the Transaction Documents; (ii) the breach of any covenant, obligation, or agreement of the Company or the Seller to be performed, fulfilled, or complied with pursuant to this Agreement or the Transaction Documents; (iii) the Prior Merger Liabilities; or (iv) any matter set forth on
SCHEDULE 11.3.

          11.2.  Indemnification of the Seller.  From and after the Closing
                 -----------------------------
Date, the Buyer will indemnify, defend, and hold harmless the Seller and its officers, directors, shareholders, representatives, agents, and affiliates (collectively, the "Seller Indemnified Parties") from, against, and in respect of all Damages arising out of, relating to, or resulting from (i) any inaccuracy or breach of any of the written representations or warranties of the Buyer made in or pursuant to this Agreement or the Transaction Documents; or (ii) the breach of any covenant, obligation, or agreement of the Buyer to be performed, fulfilled, or complied with pursuant to this Agreement or the Transaction Documents.

          11.3.  Limitation on Indemnification. No indemnifying party (the
                 -----------------------------
"Indemnifying Party") will be obligated to indemnify any other party hereunder pursuant to the terms hereof

(referred to herein as an "Indemnified Party", provided that, for this purpose, the Seller Indemnified Parties shall be treated as a group and the Buyer Indemnified Parties shall be treated as a group) until the amount of Damages suffered by the Indemnified Party exceed Thirty Million Japanese Yen ((Yen) 30,000,000) in the aggregate (the "Indemnification Threshold"). Once Damages suffered by the Indemnified Party exceed the Indemnification Threshold, however, the Indemnifying Party will be obligated to indemnify the Indemnified Party for all amounts of Damages suffered by such Indemnified Party from dollar one (such that the Indemnification Threshold will not be considered a deductible). Notwithstanding anything contained herein to the contrary, the Seller shall be liable for Damages and the Indemnification Threshold shall not apply for any Damages arising out of (i) breach by the Company or the Seller of the representations and warranties contained in Sections 4.1 or 4.2 of this Agreement, (ii) the Prior Merger Liabilities; and (iii) the matters listed on
SCHEDULE 11.3 hereto. Notwithstanding anything contained herein to the contrary, the Buyer shall be liable for Damages and the Indemnification Threshold shall not apply for any Damages arising out of breach by the Buyer of the representations and warranties contained in Section 5.1 of this Agreement.

          11.4.  Set-Off Right of Buyer.  The Buyer shall have the right to set-
                 ----------------------
off against the Escrow Portion (including all interest accrued on such Escrow Portion) the entire amount of Damages suffered by any Buyer Indemnified Party for which the Buyer determines in good faith that such Buyer Indemnified Party is entitled to indemnification from the Seller pursuant to Section 11.1 hereof subject to Section 11.3 hereof (the "Escrow Portion Set-Off"). The Buyer shall provide written notice to the Seller within seven (7) days of the date on which it intends to conduct an Escrow Portion Set-Off setting out in reasonable detail the amount of Damages which the Buyer intends to set-off and the facts which have given rise to such Damages and the Seller shall have seven (7) Japanese banking business days to object in writing to such Escrow Portion Set-off (the "Set-Off Objection"), in which case the parties shall promptly meet and attempt, in good faith, to resolve the Set-Off Objection. If the Buyer does not receive any Set-Off Objection within the time specified, the Buyer will be free to complete the Escrow Portion Set-Off.

          11.5.  Survival of Representations, Warranties, Covenants and
                 ------------------------------------------------------
Indemnification.  The representations and warranties set forth in this Agreement
---------------
will survive the Closing and any investigation at any time made by or on behalf of the Buyer, the Company or the Seller, as applicable, indefinitely (subject to applicable statute of limitations) except (a) as to the representations and warranties in Sections 4.3 through 4.5, inclusive, 4.9, 4.11 through 4.13, inclusive, 4.15 through 4.33 inclusive, and 5.2 through 5.5, inclusive, which will expire upon the second anniversary of the Closing Date, and (b) as to any matter as to which a reasonably specific good faith claim has been submitted in writing to the Buyer, the Company or the Seller, as applicable, prior to the cut off date for any such claim specified in this Section 11.5. Unless as otherwise provided for herein, the covenants set forth herein will survive the Closing. The representations and warranties of the Seller and the Company shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer (including but not limited to by any of their respective advisors, consultants or representatives) or (other than in respect of disclosures contained or set forth in the disclosure schedules) by reason of the fact that the Buyer or any of such advisors, consultants or representatives know or should have known that any such representation or warranty is or might be inaccurate.

          11.6.  Seller's Waiver of Subrogation, Contribution and
                 ------------------------------------------------
Indemnification Claims.  Effective at Closing, the Seller hereby irrevocably
----------------------
waives and releases the Company from (a) any claim to or right of subrogation or contribution against the Company in respect of any claim for breach of a representation, warranty or covenant made by the Buyer or the Company hereunder (whether made pursuant to indemnification rights or otherwise); and (b) any claim to or right of indemnification against the Company arising under the applicable law, this Agreement or otherwise. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties and covenants of the Company set forth herein will not survive the Closing.

          11.7.  General Waiver of Claims.  If the Seller (or any affiliate of
                 ------------------------
the Seller) has any claims, whether known or unknown, against the Company arising out of any event occurring or state of facts existing on or prior to the Closing Date, all such claims, whether or not assigned to any third party, are hereby released, discharged and waived, except for any amounts payable to the Seller by the Company pursuant to Section 7.3 and Section 7.6 hereof or any of the Transaction Documents. Any shareholder agreement between the Company and the Seller, effective on the Closing Date, is terminated by mutual agreement of the parties without liability.

          12.  Miscellaneous.
               -------------

          12.1.  Complete Agreement; Amendments; Waivers.  This Agreement, the
                 ---------------------------------------
Transaction Documents, the Consulting Agreement, and the Services Agreements, together with the exhibits and schedules hereto and thereto, and Paragraphs 3, 11, 12, 14, 16, 17, and 18 of the Letter of Intent (the "LOI") entered into between the Seller and PSINet Inc., dated August 21, 1998, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may be amended only by a written instrument signed by the parties hereto. No provision of this Agreement may be waived without a written instrument signed by the waiving party. The failure of any party to insist, in any one or more instances, on performance of any of the terms or conditions of this Agreement will not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant, or condition, and the obligations of the parties with respect thereto will continue in full force and effect.

          12.2.  Language and Counterparts. This Agreement (other than Exhibits
                 -------------------------
and Schedules hereto) is made in the English language only. This Agreement may be translated for the purposes of convenience and for application for any governmental approval(s). If there shall arise any conflict between the English version and any translation thereof, the English version shall prevail. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          12.3.  Successors and Assigns.  This Agreement will inure to the
                 ----------------------
benefit of, and be binding upon, the parties hereto and their respective executors, heirs, and permissible assigns. Neither this Agreement nor any of the rights or obligations hereunder (or under any document delivered pursuant hereto) may be assigned by a party hereto without the prior written consent of the other parties, except that the Buyer may assign this Agreement to any subsidiary or affiliate of PSINet Inc. after the Closing by prior written notice to the Seller and the Company.

          12.4.  Governing Law; Arbitration.  This Agreement shall be governed
                 --------------------------
by and construed in accordance with the laws of the State of New York, without reference to any conflict or choice of laws, rules or principles. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration shall take place in London, England and be conducted in the English language.

          12.5.  Notices.  All notices, claims, requests, demands, and other
                 -------
communications hereunder will be in writing and will be duly given if: (a) personally delivered or sent via confirmed telecopy or (b) sent by Federal Express or other reputable overnight courier (for next business day delivery), shipping prepaid as follows:

          If to the Buyer, to:

          PSINet Japan Inc.
          Plaza Mikado Bldg.
          Third Floor
          14-5, Akasaka 2-chome
          Minato-ku, Tokyo 107-0052
          Japan
          Tel: (03)5574-7414
          Fax: (03)5574-7413
          Attention: Vincent Gebes
                     Managing Director

          with copies to:

          PSINet Inc.
          510 Huntmar Park Drive
          Herndon, VA  20170
          U.S.A.
          Tel: (703) 904-4100
          Fax: (703) 904-4200
          Attention: David N. Kunkel, Esq.
                     Senior Vice President & General Counsel

          and

          Kelley Drye & Warren LLP
          509-10 Tower Two, Lippo Centre
          89 Queensway

          Hong Kong
          Tel: (852) 2869-0821
          Fax: (852) 2869-0049
          Attention: William A. Wilson III, Esq.

          If to the Company to:

          Tokyo Internet Corporation
          Shinjuku Gyoen Bldg., 5F
          3-10, Shinjuku 2-chome
          Shinjuku-ku, Tokyo 160-0022
          Japan
          Tel: (03) 3341-6301
          Fax: (03) 3341-6305
          Attention: Masashi Shigemori, Director


          With a copy (pre-Closing) to:

          SECOM CO., Ltd.
          Shinjuku Nomura Bldg.
          26-2, Nishi-Shinjuku 1-chome
          Shinjuku-ku, Tokyo 160-0555
          Japan
          Tel: (03) 5381-4529
          Fax: (03) 3344-4641
          Attention: Yoichi Tao, Director

          If to the Seller to:

          SECOM CO., Ltd.
          Shinjuku Nomura Bldg.
          26-2, Nishi-Shinjuku 1-chome
          Shinjuku-ku, Tokyo 160-0555
          Japan
          Tel: (03) 5381-4529
          Fax: (03) 3344-4641
          Attention: Yoichi Tao, Director

          With a copy (pre-Closing) to:

          Tokyo Internet Corporation
          Shinjuku Gyoen Bldg., 5F
          3-10, Shinjuku 2-chome
          Shinjuku-ku, Tokyo 160-0022

          Japan
          Tel: (03) 3341-6301
          Fax: (03) 3341-6305
          Attention: Masashi Shigemori, Director



or such other address or addresses as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above. Notices will be deemed given at the time of personal delivery or completed telecopy, or, if sent by Federal Express or other reputable overnight courier one business day after such sending.

          12.6.  Expenses.  No expenses of the Seller or the Company incurred in
                 --------
connection with the transactions contemplated by this Agreement or any Transaction Document (including, without limitation, taxes, accounting and legal fees incurred in connection therewith) shall be deemed a liability of the Company (or reflected on the Closing Balance Sheet) and the Seller (and not the Company) shall bear its own expenses and those of the Company with respect to the foregoing and the Buyer shall bear its own expenses in connection therewith.

          12.7.  Headings; Form of Words.  The headings contained in this
                 -----------------------
Agreement (including but not limited to the titles of the schedules and exhibits hereto) have been inserted for the convenience of reference only, and neither such headings nor the placement of any term hereof under any particular heading will in any way restrict or modify any of the terms or provisions hereof. Terms used in the singular will be read in the plural, and vice versa, and terms used in the masculine gender will be read in the feminine or neuter gender when the context so requires, and vice versa.

          12.8.  Severability.  The provisions of this Agreement will be deemed
                 ------------
severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding, or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding, and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding, or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding, and enforceable, then such provisions will be stricken from this Agreement, and the remaining provisions of this Agreement will not in any way be affected or impaired, but will remain in full force and effect.

          12.9   Materiality of Representations and Warranties.  The
                 ---------------------------------------------
representations and warranties contained in Sections 4 and 5 of this Agreement or in any Transaction Document or any other document delivered to the Buyer or the Seller and the Company, as the case may be, pursuant to this Agreement are deemed to be material and the party to whom said representations and warranties are made is entering into this Agreement relying on such representations and warranties.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in Tokyo, Japan as of the date first above written.

BUYER:    PSINET JAPAN INC.



By:    /s/   David N. Kunkel, Esq.
     ---------------------------------------------------
     Name:  David N. Kunkel, Esq.
     Title:  Attorney-in-fact


THE COMPANY:  TOKYO INTERNET CORPORATION



By:    /s/   Yoichi Tao
     ---------------------------------------------------
     Name:  Yoichi Tao
     Title:  President and Representative Director



SELLER:    SECOM CO., LTD.



By:    /s/   Toshitaka Sugimachi
     ---------------------------------------------------
     Name:  Toshitaka Sugimachi
     Title:  President and Representative Director


PSINet has duly executed this Agreement below for the sole purpose of confirming and evidencing its obligations with respect to the PSI Guarantee as set forth in
Section 1.3 hereof.


PSINET INC.



By:    /s/   David N. Kunkel, Esq.
     ---------------------------------------------------
     Name:  David N. Kunkel, Esq.
     Title  Senior Vice President and General Counsel

     Exhibits and Schedules to the Purchase Agreement have been omitted. The following is a list of the omitted Exhibits and Schedules which the Company agrees to furnish supplementally to the Commission upon request:

     Exhibits:
     --------

     Exhibit A      The Consulting Agreement
     Exhibit B-1    The Services Agreement (SECOM Co., Ltd.)
     Exhibit B-2    The Services Agreement (SECOM LINES K.K.)

     Schedules:
     ---------

     Schedule 4.7    Subsidiaries
     Schedule 4.8    Financial Statements
     Schedule 4.9    Absence of Certain Changes
     Schedule 4.10   Tax Returns, Taxes
     Schedule 4.12   Title to and Condition of the Assets of the Company
     Schedule 4.14   Employee Benefit Plans and Other Arrangements
     Schedule 4.15   Contracts
     Schedule 4.16   Insurance
     Schedule 4.17   Trademarks
     Schedule 4.20   No Undisclosed Liabilities
     Schedule 4.22   Governmental Authorizations and Regulations
     Schedule 4.26   Year 2000 Compliance
     Schedule 4.27   Banks, Power of Attorney
     Schedule 6.7    Migration of Existing Competing Business
     Schedule 7.3    Repayment of Seller's Loan
     Schedule 11.3   Special Indemnities


                                      -39-